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The Vantagepoint Funds

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THE VANTAGEPOINT FUNDS

VANTAGEPOINT GROWTH & INCOME FUND

777 North Capitol Street, NE
Suite 600
Washington, DC 20002

INFORMATION STATEMENT

Important Notice Regarding Internet Availability of this Information Statement:

This information statement is available at http://www.icmarc.org/prospectus

This Information Statement is being furnished on behalf of the Board of Directors (“Directors” or “Board”) of The Vantagepoint Funds (the “VP Funds”) to inform shareholders of the Vantagepoint Growth & Income Fund (the “Fund”) about a recent change related to the Fund’s subadvisory arrangements. The change was approved by the Board of the VP Funds on the recommendation of the Fund’s investment adviser, Vantagepoint Investment Advisers, LLC (“VIA” or the “Adviser”), without shareholder approval, as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2000. We Are Not Asking You for a Proxy and You are Requested Not to Send us a Proxy.

This Information Statement is being mailed on or about April 16, 2009 to shareholders of record of the Fund as of March 31, 2009.

INTRODUCTION

VIA is the investment adviser for each of the VP Funds. VIA employs a “manager of managers” arrangement in managing the assets of the VP Funds. Under this arrangement, VIA, subject to approval by the Board, may hire, terminate or replace subadvisers unaffiliated with the VP Funds or VIA (“unaffiliated subadvisers”), and modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. VIA recommended, and the Board has approved, a new subadvisory agreement (the “New Subadvisory Agreement”) with a new subadviser to the Fund, Fiduciary Management, Inc. (“FMI” or the “New Subadviser”).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement under which a person serves as investment adviser or subadviser of the fund. In order to employ the “manager of managers” arrangement discussed above, the VP Funds and VIA requested and received an exemptive order from the SEC on May 8, 2000 (the “SEC Order”). The SEC Order exempts VIA and the VP Funds from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new, unaffiliated subadvisers and approve new subadvisory agreements with such subadvisers on behalf of the VP Funds without shareholder approval.

Consistent with the SEC Order, at a meeting held on December 12, 2008 (the “December Meeting”), the Board, including a majority of the Directors who are not “interested persons” of the VP Funds or of VIA under the 1940 Act (“Independent Directors”), approved the New Subadvisory Agreement among the VP Funds, VIA and FMI. As discussed later in this Information Statement, the Board carefully considered the subadvisory arrangement and concluded that the approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders. Also at the December Meeting, VIA recommended, and the Board approved, the termination of Capital Guardian Trust Company (“Capital Guardian”) as subadviser to the Fund, which became effective January 31, 2009.

As a condition to relying on the SEC Order, VIA and the VP Funds are required to furnish the Fund’s shareholders with information about the New Subadviser within ninety days from the date that the subadviser is hired. This Information Statement provides that information, along with details of the new arrangement.

APPOINTMENT OF NEW SUBADVISER TO THE FUND

At the December Meeting, the Board approved the appointment of FMI as a subadviser of the Fund and on January 21, 2009, FMI began managing the assets allocated to it by VIA. T. Rowe Price Associates (“TRP”) and Wellington Management Company, LLP (“Wellington”) continue to serve as subadvisers to the Fund.

Under the terms of the New Subadvisory Agreement, FMI makes investment decisions for the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

VIA’S RECOMMENDATION AND THE BOARD OF DIRECTORS’ DECISION
REGARDING THE NEW SUBADVISER

VIA recommended to the Board that it approve the proposed New Subadvisory Agreement among VIA, the VP Funds and FMI with respect to the Fund. VIA made this recommendation after it conducted a search for managers with experience managing large-cap core equity portfolios. VIA recommended FMI because, among other things, in its view, based in part on information given to VIA by FMI, FMI (i) demonstrates consistent above-median risk adjusted returns versus peers; (ii) seeks to invest in durable businesses with attractive returns on invested capital; (iii) has an experienced investment team; (iv) possesses a stable organizational structure; (v) has appropriate infrastructure and support staff; (vi) has historically produced strong relative performance and downside protection; and (vii) has complimentary investment strategies in support of the Fund’s multi-management approach. Before approving the appointment of FMI as a subadviser to the Fund, the Board, at the December Meeting, considered the recommendations of, and supporting analyses and data presented by, VIA.

With respect to the Board’s consideration of the New Subadvisory Agreement with FMI, the Directors received written information in advance of the December Meeting from VIA, which included: (1) the process by which VIA selected and recommended for Board approval FMI as a subadviser of the Fund; (2) the nature, extent and quality of the services that FMI would provide to the Fund; (3) FMI’s experience, investment management business, personnel and operations; (4) FMI’s brokerage and trading policies and practices; (5) the level of the subadvisory fee to be charged to the Fund by FMI and a comparison of that fee to the: (a) fees charged by FMI to manage other large-cap equity accounts; and (b) fees charged by a group of U.S. separate account investment managers utilizing a large-cap core equity style; (6) FMI’s compliance program; (7) FMI’s historical performance returns utilizing a large-cap equity mandate and such performance compared to a relevant benchmark and peer group; (8) the Fund’s expected overall investment advisory fee and projected total expense ratio, taking into account the change in subadvisers, compared to a group of large-cap equity funds; and (9) FMI’s financial condition.

In considering the information and materials described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements.

In determining whether to approve the New Subadvisory Agreement, the Directors considered the information received in advance of the December Meeting, the presentations made by, and discussions held with, representatives of FMI, VIA’s personnel and the VP Funds’ Chief Compliance Officer at an Investment Committee meeting held prior to the December Meeting and at the December Meeting, as applicable, as well as a variety of factors. Although not meant to be all-inclusive, the following discusses some of the factors relevant to the Board’s decision to approve the New Subadvisory Agreement.

Nature, Extent and Quality of Services.  With respect to the nature, extent and quality of the services expected to be provided by FMI under the New Subadvisory Agreement, the Directors considered the specific investment process to be employed by FMI in managing the assets of the Fund to be allocated to it; the qualifications of FMI’s investment management team with regard to implementing a large-cap equity mandate; FMI’s overall favorable performance record as compared to a relevant benchmark and peer group; FMI’s infrastructure and whether it appeared to adequately support a large-cap equity strategy; and VIA’s review process and favorable assessment as to the nature, quality and extent of the subadvisory services expected to be provided by FMI to the Fund. The Directors acknowledged that FMI has a successful performance record as a large-cap equity manager; has an experienced portfolio management team; and appears to have adequate infrastructure and support staff to seek to achieve favorable results implementing a large-cap equity mandate for the Fund. The Directors concluded that the nature, extent and quality of the subadvisory services expected to be provided by FMI were appropriate for the Fund in light of its investment strategy and, thus, supported a decision to approve the New Subadvisory Agreement.

Investment Performance.  The Directors evaluated FMI’s historical investment performance record in managing its clients’ assets utilizing a large-cap equity mandate and considered the performance record versus a relevant benchmark and peer group (based on information provided by an independent third-party source). The Directors concluded that the historical investment performance record of FMI supported approval of the New Subadvisory Agreement with FMI.

Subadvisory Fee, Expense Ratio Impact and Economies of Scale.  In evaluating the proposed subadvisory fee, the Directors reviewed FMI’s subadvisory fee schedule. The Directors considered comparisons of the subadvisory fee to be charged by FMI to the Fund with its fee schedule for managing other accounts with an investment mandate similar to the mandate FMI is to employ on behalf of the Fund. The Directors also considered that, according to the information provided by VIA and statements made by FMI representatives, the proposed fee schedule for FMI reflected the lowest fee rate currently charged by FMI to other accounts for which FMI provides advisory services utilizing a similar mandate, and, according to the information provided by VIA, is lower than its standard fee schedule for managing accounts with a similar mandate. Additionally, the nature of the subadvisory services FMI is to provide to the Fund appeared to be comparable to those FMI currently provides to its other subadvisory clients.

The Directors reviewed information provided by VIA (which was based on an independent third-party source) on the fees charged to accounts with assets comparable to the amount of assets to be allocated initially to FMI to a group of U.S. separate account investment managers that employ a similar investment style to the investment style FMI is to employ for the Fund. According to the information provided, the effective fee rate to be paid by the Fund to FMI at the proposed initial asset allocation level for FMI would be below the median fee charged by such managers.

The Directors also considered that there would be an increase in the overall contractual subadvisory fees of less than one basis point, and, therefore, the total expense ratio of the Fund, due to the appointment of FMI and the termination of Capital Guardian. Referring to data provided by VIA and compiled by Morningstar, the Directors also noted that the expected total contractual investment advisory fee for the Fund, taking into account the proposed subadviser change, was lower than the average and median investment advisory fee of a group of mutual funds in Morningstar’s large-cap blend category. The Directors also considered information provided by VIA and compiled by Morningstar on the total expense ratios of a group of mutual funds in Morningstar’s large-cap blend category, which showed that, if FMI served as a subadviser to the Fund at the proposed subadvisory fee rate and initial asset allocation level, along with the Fund’s two other existing subadvisers, TRP and Wellington, at their current subadvisory fee rates, the Fund’s expected total expense ratio would be below the average and median expense ratios of such funds.

The foregoing comparisons assisted the Directors in considering the New Subadvisory Agreement by providing them with a basis for evaluating FMI’s fee, including in light of the Fund’s expected overall investment advisory fee and total expense ratio, on a relative basis. Based on this information, the Directors concluded that FMI’s subadvisory fee appeared to be within a reasonable range for the services to be provided.

The Directors also reviewed the information provided by FMI regarding the estimated profits to be realized from its relationship with the Fund. In reviewing the extent to which economies of scale may be realized by FMI as the assets of the Fund to be managed by it grow, and whether the proposed fee levels reflect these economies, the Directors considered that FMI’s proposed fee schedule included breakpoints, which indicates that the proposed subadvisory fee rate is intended to capture certain anticipated economies of scale for the benefit of the Fund’s shareholders in connection with the services to be provided. The Directors concluded that the proposed fee schedule with respect to FMI was appropriate at this time.

Other Considerations.  The Directors considered VIA’s judgment that the addition of FMI as a subadviser to the Fund would add value by complementing the investment approach of the Fund’s current subadvisers, TRP and Wellington. In this regard, the Directors considered VIA’s belief that the addition of FMI as a subadviser, along with VIA’s recommendation to terminate Capital Guardian, should serve to enhance the Fund’s risk/return profile as the styles and underlying characteristics of the subadvisers are complementary, resulting in higher and more consistent expected returns.

The Directors considered the selection and due diligence process employed by VIA in deciding to recommend FMI as a subadviser to the Fund and also considered VIA’s conclusion that the fee to be paid to FMI for its services to the Fund is reasonable and appropriate in light of the nature and quality of services to be provided by FMI and the reasons supporting that conclusion. The Directors also considered information from VIA concerning its strategy to efficiently implement the subadviser transition. The Directors concluded that VIA’s recommendations and conclusions supported approval of the New Subadvisory Agreement.

The Directors also considered the potential “fall-out” or ancillary benefits that may accrue to FMI due to its relationship with the Fund. The Directors considered that FMI anticipates it might experience some added visibility in the institutional investment community due to its relationship with the Fund. In addition, the Directors noted that FMI may direct the Fund’s brokerage transactions to certain brokers to obtain research and other services. However, the Directors noted that all subadvisers are required to select brokers who meet the Fund’s requirements for seeking best execution, and that VIA monitors and evaluates the subadvisers’ trade execution with respect to Fund brokerage transactions on a regular basis and provides reports to the Board in this regard. The Directors concluded that the potential benefits accruing to FMI by virtue of its relationship with the Fund appeared to be reasonable.

Conclusion.  After full consideration of the foregoing factors, with no single factor identified as being of paramount importance, the Directors, including a majority of the Independent Directors, concluded that the initial approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the New Subadvisory Agreement with, and the fee to be paid to, FMI.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement with FMI has terms substantially similar to the terms of the agreements with other subadvisers to the VP Funds, except for the fee rate payable by the Fund to FMI. Under the New Subadvisory Agreement, FMI will make all investment decisions for the portion of the Fund’s assets allocated to it, and will continuously review, supervise and administer the Fund’s investment program with respect to those assets. FMI discharges its responsibilities under the New Subadvisory Agreement subject to the supervision of VIA and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The New Subadvisory Agreement is dated January 16, 2009, and has an initial term ending February 28, 2010. Thereafter, continuance of the New Subadvisory Agreement requires the annual approval of the VP Funds’ Board, including a majority of the Independent Directors.

For its services to the Fund, FMI receives a quarterly advisory fee based on the average daily net asset value of the assets of the Fund allocated to FMI, with annual rates as follows: 0.32% on the first $100 million, and 0.28% on all assets over $100 million.

FMI is not affiliated with VIA.

ADDITIONAL INFORMATION ABOUT THE NEW SUBADVISER

FMI is located at 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202. FMI is an independent investment adviser organized as a Wisconsin corporation. Directors and principal executive officers of FMI, and their principal occupations, include:

Name	Title(s)
Ted D. Kellner	Chairman and CEO
Donald S. Wilson	Vice Chairman, CCO, and Treasurer
Patrick J. English	President
John Brandser	Senior Vice President, COO, and Secretary
Bladen J. Burns	Senior Vice President
Camille F. Wildes	Vice President
Cyril M. Arsac	Vice President

The business address of Messrs. Kellner, Wilson, English, Brandser, Burns, and Arsac and Ms. Wildes is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202. As of December 31, 2008, FMI had approximately $4.0 billion in assets under management.

Information regarding a comparable U.S. registered mutual fund for which FMI serves as adviser is provided in Appendix A to this Information Statement.

THE INVESTMENT ADVISER AND THE MASTER INVESTMENT ADVISORY AGREEMENTS

VIA, 777 North Capitol Street, NE, Washington, DC 20002, is a wholly owned subsidiary of, and controlled by the ICMA Retirement Corporation (“ICMA-RC”), a retirement plan administrator and investment adviser whose principal investment advisory client is VantageTrust Company (“Trust Company”). ICMA-RC was established in 1972 as a not-for-profit organization to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. These plans are established and maintained in accordance with Sections 457 and 401, respectively, of the Internal Revenue Code of 1986, as amended. ICMA-RC has been registered as an investment adviser with the SEC since 1983. VIA is a Delaware limited liability company and has been registered as an investment adviser with the SEC since 1999.

Joan McCallen serves as President and Chief Executive Officer of ICMA-RC, Manager and President of VIA and President and Principal Executive Officer of the VP Funds. Kathryn B. McGrath serves as Senior Vice President, Secretary and General Counsel of ICMA-RC, Secretary of VIA and Assistant Secretary of the VP Funds. Elizabeth Glista serves as Treasurer of the VP Funds, Managing Vice President of ICMA-RC and Treasurer of Trust Company. Angela Montez serves as Deputy General Counsel and Managing Vice President of ICMA-RC and Secretary to the VP Funds.

VIA provides investment advisory services to the Fund pursuant to a Master Investment Advisory Agreement (“Master Agreement”). The Master Agreement dated March 1, 1999, and amended on December 1, 2000 and July 1, 2005, was last approved by shareholders on February 28, 1999. On January 9, 2009, the Board approved the continuance the Master Agreement through February 28, 2010. VIA’s advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, performance monitoring, and supervising and formulating each fund’s investment program. Additionally, VIA furnishes periodic reports to the Board regarding the investment strategy and performance of each VP Fund.

Pursuant to the Master Agreement, the VP Funds compensate VIA for these services to the Fund by paying VIA an annual advisory fee assessed against average daily net assets under management of 0.10%. VIA earned $982,314 in advisory fees for services provided to the Fund for the fiscal year ended December 31, 2008.

SUBADVISERS AND SUBADVISORY FEES PAID

As of December 31, 2008, the Fund had three subadvisers: Capital Guardian, TRP, and Wellington. Capital Guardian served as subadviser for the Fund from March 1, 1999 through January 31, 2009, and it earned $745,083 in fees for services provided to the Fund during the fiscal year ended December 31, 2008. Over the same time period, TRP and Wellington earned $1,193,517 and $891,274 respectively. Had FMI served as subadviser over the same period for its respective portion of the assets of the Fund as determined on January 16, 2009, it would have earned $653,427, in fees for services provided to the Fund. The difference between the fees earned by Capital Guardian and the fees which would have been earned by FMI is $91,656. A table comparing fees and expenses the Fund paid prior to the change in subadvisers as described in this information statement, as compared to the fees to be paid by the Fund after such change in subadvisers, is provided as Appendix B to this Information Statement.

PAYMENTS OF COMMISSIONS TO AFFILIATED BROKERS

The Fund did not make any payments of commissions to any of its affiliated brokers during the fiscal year ended December 31, 2008.

RECORD OF BENEFICIAL OWNERSHIP

As of March 31, 2009, the Fund had 117,315,084 shares outstanding. A majority of the voting shares of the Fund are held, either directly, or indirectly through the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds, by VantageTrust, a group trust sponsored and maintained by Trust Company. VantageTrust, 777 North Capitol Street, NE, Washington, DC 20002, was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. Trust Company, a New Hampshire non-depository banking corporation, has the power to vote the shares of the VP Funds held directly by VantageTrust. It also has the power to direct the vote of the shares of the underlying series of the VP Funds that are held by the Vantagepoint Model Portfolio Funds and the Vantagepoint Milestone Funds. Trust Company therefore has the power to vote more than 25% of the VP Funds’ voting securities and thus under the 1940 Act is considered to “control” the VP Funds. In addition, Trust Company has the power to vote more than 25% of the voting securities the Fund (see percentage below) and thus under the 1940 Act is considered to “control” the Fund. As a control person of the VP Funds and the Funds, Trust Company may possess the ability to control the outcome of matters submitted to the vote of shareholders. Both Trust Company and VIA are wholly owned subsidiaries of ICMA-RC.

As of March 31, 2009, VantageTrust held, directly or indirectly, 109,345,515 shares of the Fund or 93.21%. Also, as of March 31, 2009, the Directors and executive officers of the VP Funds, both individually and as a group, owned less than 1% of the Fund’s outstanding shares.

GENERAL INFORMATION

Distributor

ICMA-RC Services, LLC (“RC Services”), 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, serves as the distributor of the VP Funds’ shares pursuant to a Distribution Agreement. RC Services is a wholly owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of RC Services. The VP Funds did not pay any commissions to RC Services during the fiscal year ended December 31, 2008.

Transfer Agent and Administrator

Vantagepoint Transfer Agents, LLC (“VTA”), 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, is the designated transfer agent of the VP Funds’ shares and, pursuant to a Transfer Agency and Administrative Services Agreement, also provides certain transfer agency and administrative shareholder support services for the VP Funds related to the retirement plans investing in the VP Funds. VTA is a wholly-owned subsidiary of ICMA-RC and an affiliate of VIA. Joan McCallen serves as President of VTA. VTA received $3,438,140 in fees from the Fund during the fiscal year ended December 31, 2008 for the services it provided.

The VP Funds have entered into a Mutual Funds Service Agreement with J.P. Morgan Investor Services, Co. (“JP Morgan”), whereby JP Morgan performs certain financial reporting, tax services, fund accounting, administrative and portfolio compliance services for the VP Funds.

HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the VP Funds has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400 or in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or toll free at 1-800-669-7400.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or by calling the VP Funds toll free at 1-800-669-7400.

APPENDIX A

Comparable Fund Advised by FMI

	Approximate Total
	Fund Assets as of
	December 31, 2008		Waiver of
Name of Fund	(millions)	Advisory Fee (annually, as % of average daily net assets)	Advisory Fee
FMI Large Cap Fund	$1,543	0.75%	2 bps

Note: FMI was allocated approximately $224 million of the Fund’s total assets as of January 16, 2009.

APPENDIX B

The Fund

				Total Annual
	Management Fee	Subadviser Fees	Other Expenses	Fund Expenses
Fees and Expenses Prior to Change in Subadvisers*	0.10%	0.32%	0.41%	0.83%

Fees and Expenses After Change in Subadvisers	0.10%	0.32%	0.41%	0.83%

Change	—	—	—	—

Example

This example is intended to help you compare the change in cost of investing in the Fund under the former and current fee structures. This example assumes you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs or returns may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Fees and Expenses Prior to Change in Subadvisers*	$85	$266	$462	$1,029
Fees and Expenses After Change in Subadvisers	$85	$266	$462	$1,029
Change	—	—	—	—

*	Prior fees are based on target allocations to each subadviser at the time of the December Meeting. The May 1, 2008 prospectus shows subadviser fees at 29 basis points based on higher asset levels as of December 31, 2007.